------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number: 3235-0104
                                                  Expires: December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Coulter                          James                 G.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     345 California Street, Suite 3300
--------------------------------------------------------------------------------
                                    (Street)

     San Francisco                    CA                    94104
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     11/15/99
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Genesis Health Ventures, Inc. (GHV)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

   Common Stock, par value
   $0.02 per share                       6,250,000                   I                    Owned by TPG Advisors II, Inc. (1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


Warrants                 Issue      11/14/2009      Common Stock           1,000,000        $5.00          I            Owned by TPG
                         Date                                                                                           Advisors II,
                                                                                                                        Inc. (1)
------------------------------------------------------------------------------------------------------------------------------------
Series H Senior          Issue      None            Common Stock           13,228,604       $8.75          I            Owned by TPG
Convertible              Date                                                                                           Advisors II,
Participating                                                                                                           Inc. (1)
Cumulative Preferred
Stock
------------------------------------------------------------------------------------------------------------------------------------
Series I Senior          Issue     None             Non Voting              9,571,452       $8.75          I            Owned by TPG
Convertible              Date                       Common Stock,                                                       Advisors II,
Participating                                       par value $0.02                                                     Inc. (1)
Cumulative Preferred                                per share
Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 1001 and 15 U.S.C. 78ff(a).


        /s/ James G. Coulter                                 November 24, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Continuation Sheet to Form 3

=============================================================================

Name and Address of Reporting Person         James G. Coulter
345 California Street, Suite 3300
San Francisco, California  94104

Issuer Name and Ticker or Trading Symbol     Genesis Health Ventures, Inc. (GHV)

Date of Event Requiring Statement            November 15, 1999
=============================================================================

Explanation of Responses

(1) James G. Coulter ("Coulter") is a director, officer and stockholder of TPG Advisors II, Inc. ("TPG Advisors II"), which is the general partner of TPG GenPar II, L.P., which in turn is the sole general partner of each of TPG Partners II, L.P. ("Partners II"), TPG Parallel II, L.P. ("Parallel II"), TPG Investors II, L.P. ("Investors II") and TPG MC Coinvestment, L.P ("TPG MC" and, together with Partners II, Parallel II and Investors II, the "TPG Parties"), which are the direct owners of all of the securities reported herein. TPG Advisors II, as the general partner of the general partner of each of the TPG Parties, may be deemed, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to beneficially own all of the securities disclosed on this Form 3. Pursuant to Rule 16a-1(a)(2)(ii)(B) of the Exchange Act, Coulter is deemed to be the beneficial owner of the shares owned by TPG Advisors II or the TPG Parties only to the extent of the greater of his direct or indirect interest in the profits or capital accounts of such entities. Pursuant to Rule 16a-1(a)(4) under the Exchange Act, this filing shall not be deemed an admission that Coulter is, for purposes of Section 16 of the Exchange Act or otherwise, the beneficial owner of any securities beneficially owned by TPG Advisors II or the TPG Parties in excess of such amount.